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                                                                EXHIBIT (k)(4)


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       BOOK-ENTRY-ONLY AUCTION-RATE/MONEY MARKET PREFRRED/AND REMARKETED
                              PREFERRED SECURITIES

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                            LETTER OF REPRESENTATIONS
                  [To be Completed by Issuer and Trust Company]


                  MuniHoldings California Insured Fund V, Inc.
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                                [Name of Issuer]


                       IBJ Whitehall Bank & Trust Company
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                             [Name of Trust Company]

Attention:  General Counsel's Office                            _________, 1999
THE DEPOSITORY TRUST COMPANY                                         [Date]
55 Water Street; 49th Floor
New York, NY  10041-0099


        Re:      MuniHoldings California Insured Fund V, Inc.
                 ----------------------------------------------------------

                 Issuance of Auction Market Preferred Shares ("AMPS")
                 ------------------------------------------------------

                 Series A (#               ) and Series B (#          )
                 ------------------------------------------------------
                   [Issue Description, including CUSIP number]

Ladies and Gentlemen:

         This letter sets forth our understanding with respect to certain matters relating to the above-referenced issue (the "Securities"). Trust Company will act as transfer agent, registrar, dividend disbursing agent, and redemption agent with respect to the Securities. The Securities will be issued pursuant to a prospectus, private placement memorandum, or other such document authorizing the issuance of a Securities dated _________, 1999 (the "Document"). Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ["Underwriter"] is distributing the Securities through the Depositary Trust Company ("DTC").

         To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with respect to the Securities, Issue and Trust Company make the following representations to DTC:

         1. Prior to closing on the Securities on _________, 1999, there shall be deposited with DTC one Security certificate registered in the name of DTC's nominee, Cede & Co., which represents the total




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number of Securities issued. Said certificate shall remain in DTC's custody as provided in the Document. If however, the aggregate principal amount of the Securities exceed $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount. Each Security certificate shall bear the following legend:

                  Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGRUL inasmuch as the registered owner hereof, Cede & Co., has an interest therein.

         2. Issuer: (a) understands that DTC has no obligation to, and will not, communicate to its Participants or to any person having an interest in the Securities any information contained in the Security certificate(s); and (b) acknowledges that neither DTC's Participants nor any person having an interest in the Securities shall be deemed to have notice of the provisions of the Security certificate(s) by virtue of submission of such certificate(s) to DTC.

         3. In the event of any solicitation of consents from or voting by holders of the Securities, Issuer shall establish a record date for such purposes (with no provision for revocation of consents or votes by subsequent holders) and shall send notice of such record date to DTC not less than 15 calendar days in advance of such record date. Notices to DTC pursuant to this Paragraph by telecopy shall be sent to DTC's Reorganization Department at (212) 709-6896 or (212) 709-6897, and receipt of such notices shall be confirmed by telephoning (212) 709-6870. Notices to DTC pursuant to this Paragraph by mail or by any other means shall be sent to DTC's Reorganization Department as indicated in Paragraph 5.

         4. In the event of a full or partial redemption of the outstanding Securities, Issuer or Trust Company shall send a notice to DTC specifying: (a) the number of Securities to be redeemed; and (b) the date such notice is to be distributed to Security holders or published (the "Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible telecopy, registered or certified mail, overnight delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the business day before or, if possible, two business days before the Publication Date. Issuer or Trust Company shall forward such notice either in a separate secure transmission for each CUSIP number or in a secure transmission for multiple CUSIP numbers (if applicable) which includes a manifest or list of each CUSIP number submitted in that transmission. (The party sending such notice shall have a method to verify subsequently the use of such means and the timeliness of such notice.) The Publication date shall be not less than 30 days nor more than 60 days prior to the redemption date. Notices to DTC pursuant to this Paragraph by telecopy shall be sent to DTC's Call Notification Department at (516) 227-4039 or (516) 227-4190. If the party sending the notice does not receive a telecopy receipt from DTC confirming that the notice has been received, such party shall telephone (516) 227-4070. Notices to DTC pursuant to this Paragraph by mail or by any other means shall be sent to:

                           Manager; Call Notification Department
                           The Depository Trust Company
                           711 Stewart Avenue
                           Garden City, NY  11530-4719

         5. In the event of an invitation to tender the Securities (including mandatory tenders, exchanges, and capital changes), notice by Issuer or Trust Company to Security holder specifying the terms of the


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tender and the Publication Date of such notice shall be sent to DTC by a secure means in the manner set forth in the preceding Paragraph. Notices to DTC pursuant to this Paragraph and notices of other corporate action by telecopy shall be sent to DTC's Reorganization Department at (212) 709-1093 or (212) 709-1094, and receipt of such notices shall be confirmed by telephoning (212) 709-6884. Notices to DTC pursuant to the above by mail or by any other means shall be sent to:

                           Manager; Reorganization Department
                           Reorganization Window
                           The Depository Trust Company
                           7 Hanover Square, 23rd Street
                           New York, NY  10004-2695

         6. All notices and payment advices sent to DTC shall contain the CUSIP number of the Securities (listed on Schedule A hereto) and the accompanying description of such Security, which as of the date of this letter is
"                                         ".
 -----------------------------------------

         7. The Document indicates that the dividend rate for the Securities may vary from time to time. Absent other existing arrangements with DTC, Issuer or Trust Company shall give DTC notice of each such change in the dividend rate, on the same day that the new rate is determined, by telephoning the Supervisor of DTC's Dividend Announcement Section at (212) 709-1270, or by telecopy sent to (212) 709-1723. Such verbal or telecopy notice shall be followed by prompt written confirmation sent by a secure means in the manner set forth in Paragraph 4 to:

                                    Manager; Announcements
                                    Dividend Department
                                    The Depository Trust Company
                                    7 Hanover Square, 22nd Floor
                                    New York, NY  10004-2695

         8. The Document indicates that each purchaser must sign a purchaser's letter which contains provisions restricting transfer of the Securities purchased. Issuer and Trust Company acknowledge that as long as Cede & Co. is the sole record owner of the Securities, Cede & Co. shall be entitled to all voting rights applicable to the Securities and to receive the full amount of all dividends, liquidation proceeds, and redemption proceeds payable with respect to the Securities, even if the credits of Securities to the DTC accounts of any DTC Participant ("Participant") result from transfers or failures to transfer in violation of the provisions of the purchaser's letter. Issuer and Trust Company acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Trust Company acknowledge that DTC shall treat any Participant having securities credited to its DTC accounts as entitled to receive dividends, distributions, and voting rights, if any, in respect of Securities and, subject to Paragraphs 12 and 13, to receive certificates evidencing Securities if such certificates are to be issued in accordance with Issuer's certificate of incorporation. (The Treatment by DTC of the effects of the crediting by it of Securities to the accounts of Participants described in the preceding two sentences shall not affect the rights of Issuer, participants in auctions relating to the Securities, purchasers, sellers, or holders of Securities against any Participant.) DTC shall not have any responsibility to ascertain whether any transfer of Securities is made in accordance with the provisions of the purchaser's letter.

         9. Issuer or Trust Company shall provide a written notice of dividend payment and distribution information to a standard announcement service subscribed to by DTC as soon as the information is available. In the unlikely event that no such service exists, Issuer or Trust Company shall provide this information directly to DTC electronically, as previously arranged by Issuer or Trust Company and DTC,


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as soon as the information is available. If electronic transmission has not been arranged, absent any other arrangements between Issuer or Trust Company and DTC, such information should be sent by telecopy to DTC's Dividend Department at (212) 709-1723 or (212) 709-1686, and receipt of such notices shall be confirmed by telephoning (212) 709-1270. Notices to DTC pursuant to the above by mail or by any other means shall be addressed as follows:

                                    Manager; Announcements
                                    Dividend Department
                                    The Depository Trust Company
                                    7 Hanover Square, 22nd Floor
                                    New York, NY  10004-2695

         10. Issuer or Trust Company shall provide CUSIP-level detail for dividend payments and distributions to DTC no later than noon (Eastern Time) on the payment date.

         11. Dividend payments and distributions shall be received by Cede & Co., as nominee of DTC, or its registered assignees in same-day funds no later than 2:30 p.m. (Eastern Time) on each payment date. Absent any other arrangements between Issuer or Trust Company and DTC, such funds shall be wired as follow:

                                    The Chase Manhattan Bank
                                    ABA #021 000 21
                                    For credit to a/c Cede & Co.
                                    c/o The Depository Trust Company
                                    Dividend Deposit Account #066-026776

         12. Redemption payments shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds no later than 2:30 p.m. (Eastern Time) on the payment date. Absent any other arrangements between Issuer or Trust Company and DTC, such funds shall be wired as follows:

                                    The Chase Manhattan Bank
                                    ABA #021 000 21
                                    For credit to a/c Cede & Co.
                                    c/o The Depository Trust Company
                                    Redemption Deposit Account #066-027306

         13. Reorganization payments and CUSIP-level detail resulting from corporate actions (such as tender offers, remarketings, or mergers) hall be received by Cede & co., as nominee of DTC, or its registered assigns in same-day funds no later than 2:30 p.m. (Eastern Time) on the first payment date. Absent any other arrangement between Issuer or Trust Company and DTC, such funds shall be wired as follows:

                                    The Chase Manhattan Bank
                                    ABA #021 000 21
                                    For credit to a/c Cede & Co.
                                    c/o The Depository Trust Company
                                    Redemption Deposit Account #066-027608

         14. DTC may direct Issuer or Trust Company to use any other number or address as the number or address to which notices, payments of dividends, distributions, or redemption proceeds may be sent.



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         15. In the event of a redemption acceleration, or any similar transaction (e.g., tender made and accepted in response to Issuer's or Trust Company's invitation) necessitating a reduction in the number of Securities outstanding, or an advance refunding of part of the Securities outstanding DTC, in its discretion: (a) may request Issuer or Trust Company to issue and authenticate a new Security certificate; or (b) may make an appropriate notation on the Security certificate indicating the date and amount of such reduction in the number of Securities outstanding, except in the case of final redemption, in which case the certificate the certificate will be presented to Issuer or Trust Company prior to payment, if required.

         16. In the event that Issuer determines that beneficial owners of Securities shall be able to obtain certificated Securities, Issuer or Trust company shall notify DTC of the availability of certificates. In such event, Issuer or Trust Company shall issue, transfer, and exchange certificates in appropriate amounts, as required by DTC and others.

         17. DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to Issuer or Trust Company (at which time DTC will confirm with Issuer or Trust Company the aggregate principal amount of Securities outstanding). Under such circumstances, at DTC's request Issuer and Trust Company shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Securities to any DTC Participant having Securities credited to its DTC accounts.

         18. Issuer hereby authorized DTC to provide to Trust Company security position listings of Participants with respect to the Securities from time to time at the request of Trust Company. Issuer also authorizes DTC, in the event of a partial redemption of Securities, to provide Trust Company, upon request, with the names of those Participants whose positions in Securities have been selected for redemption by DTC. DTC will use its best efforts to notify Trust Company of those Participants whose positions in Securities have been selected for redemption by DTC. Issuer authorizes and instructs Trust Company to provide DTC with such signatures, examples of signatures, and authorizations to act as may be deemed necessary or appropriate by DTC to permit DTC to discharge its obligations to its Participants and appropriate regulatory authorities. Such requests for security position listings shall be sent to DTC's Reorganization Department in the manner set forth in Paragraph 5.

         This authorization, unless revoked by Issuer, shall continue with respect to the Securities while any Securities are on deposit at DTC, until and unless Trust Company shall no longer be acting. In such event, Issuer shall provide DTC with similar evidence, satisfactory to DTC, of the authorization of any successor thereto so to act.

         19. Nothing herein shall be deemed to require Trust Company to advance funds on behalf of Issuer.

         20. This Letter of Representations may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts together constitute but one and the same instrument.

         21. This Letter of Representations is governed by, and shall be construed in accordance with, the laws of the State of California.



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         22. The following riders, attached hereto, are hereby incorporated into this Letter of Representations:


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     NOTES:

     A. If there is a Trust Company (as defined in this Letter of Representations), Trust Company as well as Issuer must sign this Letter. If there is no Trust Company, in signing this Letter Issuer itself undertakes to perform all of the obligations set forth herein.

     B. Schedule B contains statements that DTC believes accurately describe DTC, the method of effecting book-entry transfers of securities distributed through DTC, and certain related matters.



     Received and Accepted:

     THE DEPOSITORY TRUST COMPANY

     By:
         ------------------------------

     cc: Underwriter
         Underwriter's Counsel



     Very truly yours,

     MUNIHOLDINGS CALIFORNIA INSURED
            FUND V, INC.
              (Issuer)


By:
    ------------------------------------
      (Authorized Officer's Signature)




IBJ WHITEHALL BANK & TRUST COMPANY
        (Trust Company)

By:
    -------------------------------------
      (Authorized Officer's Signature)



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                                                                    SCHEDULE A


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                                (Describe Issue)



CUSIP Number                      Share Total                   Value ($ Amount)
------------                      -----------                   ---------------


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                     RIDER TO THE LETTER OF REPRESENTATIONS
                                       OF
                  MUNIHOLDINGS CALIFORNIA INSURED FUND V, INC.
                                       AND
                       IBJ WHITEHALL BANK & TRUST COMPANY
                             DATED              , 1999

         1. This Rider supersedes any contradictory language set forth in the Letter of Representations to which it is appended. Capitalized terms used and not defined herein have the meaning set forth in the Letter of Representations to which this Rider is appended.

         2. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other income subject to regular Federal income tax to shares of AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the shares of AMPS outstanding or the liquidation of the Issuer (the amount of such allocation being referred to herein as a "Retroactive Taxable Allocation"), the Issuer, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, will provide notice thereof to the Auction Agent and to each holder of shares of AMPS (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer, within 30 days after such notice is given to the Auction Agent, will pay to the Auction Agent (who then will distribute to such holders of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

         3. The Issuer will notify DTC, at least 10 Business Days prior to the payment date for any Additional Dividends, of (i) the record date for holders of shares of AMPS entitled to receive Additional Dividends,
         (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP numbers set forth on the stock certificates representing such shares of AMPS.

         4. The Prospectus indicates that if the Issuer does not give advance notice of the amount of net capital gains or other income subject to regular Federal income tax to be included in a dividend on shares of AMPS in the related Auction, the Issuer may include such taxable income in a dividend on shares of AMPS if it increases the dividend by an additional amount calculated as if such income were a Retroactive Taxable Allocation and the additional amount were an Additional Dividend. The Issuer or the Auction Agent will notify DTC, at least five Business Days prior to the applicable Dividend Payment Date, of the amount of such additional amount to be included in the dividend on a per share basis.



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         5. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectus) for the AMPS, the Issuer, by no later than the second Business Day prior to the relevant Auction Date (as defined in the Prospectus), may give a Notice of Special Dividend Period to the Auction Agent, DTC and each Broker-Dealer (as defined in the Prospectus), which notice will specify (i) the duration of the Special Dividend Period (as defined in the Prospectus), (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC (as described in paragraph 6 hereof) on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.




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